March 2008
Amendent No. 1 dated March 25, 2008 to Pricing Supplement No. 567
Registration Statement No. 333-131266
Dated March 20, 2008
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on whether the basket performance is positive.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$10,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	March 20, 2008
Original issue date:	March 28, 2008
Maturity date:	December 7, 2012
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	High Grade Primary Aluminum (“aluminum”)	LOAHDY	10%	2,762
	Coal – API (“coal”)	API21MON	10%	138.80
	Copper – Grade A (“copper”)	LOCADY	10%	7,789
	Corn – CBOT (“corn”)	C 1	10%	507.50
	Gold (“gold”)	GOLDLNPM	10%	925.75
	Natural Gas (“natural gas”)	NG1	10%	9.065
	Platinum (“platinum”)	PLTMLNPM	10%	1,823
	Soybeans – CBOT (“soybeans”)	S 1	10%	1,207
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	10%	101.84
	Wheat – CBOT (“wheat”)	W 1	10%	987.50

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial commodity price has been, and the final average commodity price will be, determined based on the prices published by the relevant exchange or the commodity publisher, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	110%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day:
aluminum and copper: the official cash offer price per ton (each as stated in U.S. dollars)
coal: the published price per ton (as stated in U.S. dollars)
corn, soybeans and wheat: the official settlement price per bushel (each as stated in U.S. cents)
gold and platinum: the afternoon fixing price per troy ounce (each as stated in U.S. dollars)
natural gas: the official settlement price per million British Thermal Units (as stated in U.S. dollars)
WTI crude oil: the official settlement price per barrel (as stated in U.S. dollars)
For full descriptions please see “Fact Sheet – Commodity price” on page 3 of this pricing supplement.

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event.  See “Basket – Initial commodity price” above.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
With respect to each basket commodity, each trading day during the period from and including November 9, 2012 through and including November 30, 2012 on which there is no market disruption event with respect to such basket commodity.

CUSIP:	6174464T3
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	100%	0.05%	99.95%
Total	$10,000,000	$5,000	$9,995,000
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Selected Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on whether the basket performance is positive.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
March 20, 2008	March 28, 2008	December 7, 2012
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Principal protection:	100% at maturity
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	High Grade Primary Aluminum (“aluminum”)	LOAHDY	10%	2,762
	Coal – API (“coal”)	API21MON	10%	138.80
	Copper – Grade A (“copper”)	LOCADY	10%	7,789
	Corn – CBOT (“corn”)	C 1	10%	507.50
	Gold (“gold”)	GOLDLNPM	10%	925.75
	Natural Gas (“natural gas”)	NG1	10%	9.065
	Platinum (“platinum”)	PLTMLNPM	10%	1,823
	Soybeans – CBOT (“soybeans”)	S 1	10%	1,207
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	10%	101.84
	Wheat – CBOT (“wheat”)	W 1	10%	987.50

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial commodity price has been, and the final average commodity price will be, determined based on the prices published by the relevant exchange or the commodity publisher, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	110%
Basket performance:
Sum of the commodity performance values (i.e., percentage appreciation or depreciation) of each of the basket commodities.
A depreciation of one or more basket commodities will partially or wholly offset any appreciation in any of the other basket commodities such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive the $1,000 stated principal amount at maturity.

Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting

March 2008	Page 2

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Commodity price:
For any trading day:
aluminum:  the official cash offer price per ton of high grade Primary Aluminium on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange coal:  the published price per ton of steam coal, 6,000 kcal/kg, up to 1% sulphur NAR basis, cif ARA of the current month forward contract, stated in U.S. dollars, as published under the heading “Daily forward curves: API 2: (6,000kc NAR CIF ARA)” under the column “Average” in the issue of McCloskey’s Coal Report that reports prices effective on such trading day.
If on any day the price for coal is not published, the commodity price for coal for that day will be the price published on the first preceding day on which a price for coal was published by the commodity publisher.
copper:  the official cash offer price per ton of Copper Grade A on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange corn:  the official settlement price per bushel of deliverable grade corn on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract) stated in U.S. cents, as made public by the relevant exchange gold:  the afternoon fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market natural gas:  the official settlement price per million British Thermal Units of natural gas on the relevant exchange of the first nearby month futures contract, stated in U.S. Dollars, as made public by the relevant exchange platinum:  The afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LPPM soybeans:  the official settlement price per bushel of deliverable grade soybeans on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange
WTI crude oil:  the official settlement price per barrel of the first nearby month futures contract per barrel of WTI crude oil, stated in U.S. dollars, as made public on the relevant exchange on such trading day wheat:  the official settlement price per bushel of deliverable grade wheat on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event.  See “Basket––Initial commodity price” above.
If any initial commodity price as finally determined by the relevant exchange, the commodity publisher or its successor differs from any initial commodity price specified in this pricing supplement, we will include the definitive initial commodity price in an amended pricing supplement.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
With respect to each basket commodity, each trading day during the period from and including November 9, 2012 through and including November 30, 2012 on which there is no market disruption event with respect to such basket commodity.

Relevant exchange:
aluminum and copper:  the London Metal Exchange
corn, soybeans and wheat:  the Chicago Board of Trade
gold:  the London Bullion Market Association
platinum:  the London Platinum and Palladium Market
natural gas and WTI crude oil:  the NYMEX Division, or its successor, of the New York Mercantile Exchange

Commodity publisher:	coal: McCloskey’s Coal Report
Call right:	The notes are not callable prior to the maturity date.

March 2008	Page 3

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174464T3
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 3.5731% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,180.8266 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$9.1313	$9.1313
July 1, 2008 through December 31, 2008	$18.0286	$27.1599
January 1, 2009 through June 30, 2009	$18.3507	$45.5106
July 1, 2009 through December 31, 2009	$18.6786	$64.1892
January 1, 2010 through June 30, 2010	$19.0123	$83.2015
July 1, 2010 through December 31, 2010	$19.3519	$102.5534
January 1, 2011 through June 30, 2011	$19.6977	$122.2511
July 1, 2011 through December 31, 2011	$20.0496	$142.3007
January 1, 2012 through June 30, 2012	$20.4078	$162.7085
July 1, 2012 through Maturity Date	$18.1181	$180.8266

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for commodity-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2008	Page 4

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Payment at Maturity

At maturity, investors receive (i) $1,000 + (ii) supplemental redemption amount.

If the basket performance is:	The supplemental redemption amount will be:
Greater than zero	$1,000 x basket performance x 110%
Less than or equal to zero	$0. Investors will only receive $1,000 at maturity.

Note:

As there is no cap on upside participation, there is no maximum payment on the notes.  Investors will receive 110% of any appreciation in the value of the basket.

If the basket performance at maturity is zero or negative, investors will only receive the stated principal amount at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

March 2008	Page 5

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Hypothetical Payout on the Notes

Presented below are hypothetical examples showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  In addition, below are examples of how to calculate the payment at maturity.  Commodity prices used in the examples below, including the initial commodity prices, are hypothetical and do not reflect the actual commodity prices.

Basket Commodity	Weighting	Hypothetical Initial Commodity Price	Hypothetical Final Average Commodity Price
aluminum	10%	$3,000	$3,300
coal	10%	$130	$143
copper	10%	$8,500	$9,350
corn	10%	550¢	605¢
gold	10%	$990	$1,089
natural gas	10%	$10.00	$11.00
platinum	10%	$2,100	$2,310
soybeans	10%	1,400¢	1,540¢
WTI crude oil	10%	$100	$110
wheat	10%	1,200¢	1,320¢

Basket Performance = Sum of Commodity Performance Values

[(final average aluminum price – initial aluminum price) / initial aluminum price]  x  10%; plus

[(final average coal price – initial coal price) / initial coal price]  x  10%; plus

[(final average copper price – initial copper price) / initial copper price]  x  10%; plus

[(final average corn price – initial corn price) / initial corn price]  x  10%; plus

[(final average gold price – initial gold price) / initial gold price]  x  10%; plus

[(final average natural gas price – initial natural gas price) / initial natural gas price]  x  10%; plus

[(final average platinum price – initial platinum price) / initial platinum price]  x  10%; plus

[(final average soybeans price – initial soybeans price) / initial soybeans price]  x  10%; plus

[(final average WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  10%; plus

[(final average wheat price – initial wheat price) / initial wheat price]  x  10%

So, using the hypothetical prices above,

[($3,300 – $3,000) / $3,000] x 10%  = 1%; plus

[($143 – $130) / $130] x 10%  = 1%; plus

[($9,350 – $8,500) / $8,500] x 10%  = 1%; plus

[(605¢ – 550¢) / 550¢] x 10%  = 1%; plus

[($1,089 – $990) / $990] x 10%  = 1%; plus

[($11.00 – $10.00) / $10.00] x 10%  = 1%; plus

[($2,310 – $2,100) / $2,100] x 10%  = 1%; plus

[(1,540¢ – 1,400¢) / 1,400¢] x 10%  = 1%; plus

[($110 – $100) / $100] x 10%  = 1%; plus

[(1,320¢ – 1,200¢) / 1,200¢] x 10%  = 1%

basket performance   =   10%

March 2008	Page 6

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

EXAMPLE #1:   Basket performance is positive

Hypothetical basket performance = 10%

Participation rate = 110%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
aluminum	10%	15%	1.5%
coal	10%	10%	1%
copper	10%	15%	1.5%
corn	10%	4%	0.4%
gold	10%	15%	1.5%
natural gas	10%	10%	1%
platinum	10%	15%	1.5%
soybeans	10%	3%	0.3%
WTI crude oil	10%	10%	1%
wheat	10%	3%	0.3%
		Basket Performance =	10%

Supplemental redemption amount = $1,000 x 10% x 110% = $110

The total payment at maturity per note will equal $1,110, which is the sum of the $1,000 stated principal amount per note and a supplemental redemption amount of $110.

EXAMPLE #2:   Basket performance is 0% or negative

Hypothetical basket performance = –5%

Participation rate = 110%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
aluminum	10%	- 45%	- 4.5%
coal	10%	5%	0.5%
copper	10%	- 45%	- 4.5%
corn	10%	5%	0.5%
gold	10%	0%	0%
natural gas	10%	5%	0.5%
platinum	10%	0%	0%
soybeans	10%	10%	1%
WTI crude oil	10%	5%	0.5%
wheat	10%	10%	1%
		Basket Performance =	- 5%

Supplemental redemption amount = $1,000 x –5% (less than zero) x 110% = $0

In this example, the final average prices of six of the basket commodities—coal, corn, natural gas, soybeans, WTI crude oil and wheat (with a combined weighting of 60% of the basket)—are higher than their respective initial prices, but the final average prices of two other basket commodities— aluminum and copper (with a combined weighting of 20% of the basket)—are each lower than their respective initial prices by 45%.  Accordingly, although six of the basket commodities have positive performance values and only two have negative performance values, the basket performance is less than zero.  Therefore, there will be no supplemental redemption amount and the total payment at maturity per note will equal only the $1,000 stated principal amount.

March 2008	Page 7

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Selected Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-15 of the prospectus supplement for commodity-linked capital protected notes.

▪
No interest payments and possibility of no return.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

▪
Market prices of the notes will be influenced by many unpredictable factors.  The market value of the notes is affected by a variety of factors, including, (i) the price of each of the basket commodities, (ii) the volatility of the basket commodities, (iii) trends of supply and demand for each of the basket commodities at any time, (iv) interest and yield rates in the market, (v) geopolitical conditions, (vi) economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final average commodity prices, (vii) the time remaining to the maturity of the notes and (viii) our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity and a sale of the notes prior to maturity may result in a loss.

▪
Prices for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways.  Investments, such as the notes, linked to the prices of commodities, are considered speculative, and prices for commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and, therefore, its price at any such time.  These factors may affect the prices of the basket commodities and may cause the prices of basket commodities to move in inconsistent directions and at inconsistent rates, which will affect the value of your notes in varying ways.

▪
Specific commodities prices are affected by numerous factors specific to each market.  For more information on aluminum, copper, gold, natural gas, platinum and WTI crude oil, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for commodity-linked capital protected notes.

o
Coal: The price of coal is affected by the global demand for and supply of coal. Due to the importance of coal in the generation of electricity and the production of iron and steel, the electric and steel industries account for a significant percentage of coal demand. Nuclear power, natural gas, hydro-electric power, wind and solar power and crude oil can be used as substitutes for coal, and the availability and price of each of these alternative energy sources also affects demand for coal. Government regulations regarding air pollution affect the demand for coal, and, specifically, the demand for specific types of coal, by limiting the amount of sulfur dioxide which may be emitted during the use of coal. Other factors that affect the price of coal include weather patterns, discoveries of new coal deposits, labor and equipment costs, environmental, health and safety and other

March 2008	Page 8

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

government regulations, including the regulation of mines, government subsidies and tax incentives, and transportation disruptions.

o
Corn:  The price of corn is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

o
Soybeans:  The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals. Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. The United States, Argentina and Brazil are the three biggest suppliers of soybean crops.

o
Wheat:  Wheat is a grain commodity.  Grain prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grain, which are driven by global grain production, population growth and economic activity.  In addition, prices for grain are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, including grains, and energy specifically and fiscal and monetary issues, more generally.  Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.  Such alternative uses may be dependant on governmental action, such as subsidies or tariffs and technological innovation.  Extrinsic factors also affect grain prices such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals.  Substitution of other commodities for grain could also impact the price of grain.

▪
Changes in the value of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

▪
The final average commodity price of each basket commodity is determined on multiple determination dates.  The final average commodity price for each basket commodity is equal to the arithmetic average of the prices of the relevant basket commodity on each of the determination dates.  Due to the multiple determination dates, increases in the price of any basket commodity on one or more determination dates may be partially or entirely offset by decreases in the price of such basket commodity on other determination dates.  Even if one or more basket commodities has increased substantially on the final determination date, the final average commodity price for such basket commodity may not be higher than the initial price and, accordingly, you may not receive at maturity an amount greater than the stated principal amount for each note you hold.

▪
Suspension or disruptions of the market trading in the basket commodities may adversely affect the value of the notes.  The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the values of the basket commodities and, therefore, the value of the notes.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of aluminum and copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures

March 2008	Page 9

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any averaging date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and copper, and consequently the payment at maturity could be adversely affected.

▪
There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market.  Gold is traded on the London Bullion Market which we refer to as the LBMA, and platinum is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The prices of certain underlying commodities will be determined by reference to the fixing prices reported by the LBMA (in the case of gold) and the LPPM (in the case of platinum).  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and the LPPM price fixings for the value of platinum may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Economic interests of the calculation agent may be potentially adverse to the investors.  MSCG, the calculation agent, is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

▪
Hedging and trading activity could adversely affect the prices of the underlying commodities.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date could have increased the initial commodity prices for the basket commodities and, as a result, could have increased the prices at which the basket commodities must close on the determination dates before you would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the prices of the basket commodities, including the final average commodity prices, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

March 2008	Page 10

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Historical Information

The following tables set forth the published high, low and end-of-quarter prices of each of the basket commodities for each quarter in the period from January 1, 2003 through March 20, 2008, (or, in the case of coal, January 19, 2005 through March 20, 2008).  The related graphs set forth the prices for each of the basket commodities in the same respective periods.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical price performance of the basket commodities should not be taken as an indication of future performance.

Aluminum (in U.S. dollars)	High	Low	Period End
2003
First Quarter	1,459.00	1,340.50	1,350.00
Second Quarter	1,440.50	1,314.50	1,389.00
Third Quarter	1,505.00	1,378.00	1,407.50
Fourth Quarter	1,592.50	1,415.00	1,592.50
2004
First Quarter	1,754.00	1,578.50	1,688.50
Second Quarter	1,826.00	1,575.00	1,698.50
Third Quarter	1,823.00	1,647.00	1,823.00
Fourth Quarter	1,964.00	1,748.00	1,964.00
2005
First Quarter	2,031.50	1,809.00	1,973.00
Second Quarter	1,991.00	1,694.00	1,716.00
Third Quarter	1,909.00	1,675.00	1,857.00
Fourth Quarter	2,289.00	1,831.00	2,285.00
2006
First Quarter	2,634.00	2,267.00	2,512.50
Second Quarter	3,275.00	2,397.50	2,550.50
Third Quarter	2,614.00	2,367.50	2,572.00
Fourth Quarter	2,886.00	2,480.00	2,850.00
2007
First Quarter	2,953.00	2,682.00	2,792.00
Second Quarter	2,871.00	2,626.00	2,686.00
Third Quarter	2,791.00	2,316.50	2,440.00
Fourth Quarter	2,582.00	2,335.50	2,350.50
2008
First Quarter (through March 20, 2008)	3,175.00	2,359.00	2,762.00

Daily Official Cash Offer Prices of Aluminum January 1, 2003 to March 20, 2008

March 2008	Page 11

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Coal (in U.S. dollars)	High	Low	Period End
2005
First Quarter (beginning January 19, 2005)	67.65	63.10	66.60
Second Quarter	68.05	60.43	61.73
Third Quarter	63.25	54.10	54.55
Fourth Quarter	55.15	50.78	52.48
2006
First Quarter	66.90	53.25	65.18
Second Quarter	64.23	58.85	60.68
Third Quarter	71.35	60.30	65.55
Fourth Quarter	68.75	63.20	68.05
2007
First Quarter	72.15	66.20	72.15
Second Quarter	81.58	70.30	78.00
Third Quarter	104.03	75.25	104.03
Fourth Quarter	129.68	102.00	127.05
2008
First Quarter (through March 20, 2008)	148.30	127.30	138.80

Daily Published Prices of Coal January 19, 2005 to March 20, 2008

March 2008	Page 12

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Copper (in U.S. dollars)	High	Low	Period End
2003
First Quarter	1,728.00	1,544.50	1,587.50
Second Quarter	1,711.50	1,564.00	1,644.00
Third Quarter	1,824.50	1,638.00	1,794.00
Fourth Quarter	2,321.00	1,790.50	2,321.00
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter (through March 20, 2008)	8,881.00	6,666.00	7,789.00

Daily Official Cash Offer Prices of Copper January 1, 2003 to March 20, 2008

March 2008	Page 13

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Corn (in U.S. cents)	High	Low	Period End
2003
First Quarter	245.25	227.75	236.50
Second Quarter	256.00	228.50	228.50
Third Quarter	242.50	205.50	220.25
Fourth Quarter	254.75	213.75	246.00
2004
First Quarter	320.00	250.00	320.00
Second Quarter	330.50	257.50	257.50
Third Quarter	257.50	205.25	205.50
Fourth Quarter	207.50	191.50	204.75
2005
First Quarter	228.50	194.75	213.00
Second Quarter	235.50	195.25	212.25
Third Quarter	260.00	195.00	205.50
Fourth Quarter	216.25	186.25	215.75
2006
First Quarter	236.00	205.00	236.00
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	264.00	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter (through March 20, 2008)	564.00	462.50	507.50

Daily Official Settlement Prices of Corn January 1, 2003 to March 20, 2008

March 2008	Page 14

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Gold (in U.S. dollars)	High	Low	Period End
2003
First Quarter	382.10	329.45	334.85
Second Quarter	371.40	319.90	346.00
Third Quarter	390.70	342.50	388.00
Fourth Quarter	416.25	370.25	416.25
2004
First Quarter	425.50	390.50	423.70
Second Quarter	427.25	375.00	395.80
Third Quarter	415.65	387.30	415.65
Fourth Quarter	454.20	411.25	435.60
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter (through March 20, 2008)	1,011.25	846.75	925.75

Daily Afternoon Fixing Prices of Gold January 1, 2003 to March 20, 2008

March 2008	Page 15

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Natural Gas (in U.S. dollars)	High	Low	Period End
2003
First Quarter	9.577	4.935	5.060
Second Quarter	6.521	4.919	5.411
Third Quarter	5.520	4.430	4.830
Fourth Quarter	7.221	4.459	6.189
2004
First Quarter	7.287	5.077	5.933
Second Quarter	6.705	5.509	6.155
Third Quarter	6.911	4.570	6.795
Fourth Quarter	8.752	6.149	6.149
2005
First Quarter	7.653	5.790	7.653
Second Quarter	7.749	6.123	6.981
Third Quarter	14.196	7.171	13.921
Fourth Quarter	15.378	11.022	11.225
2006
First Quarter	10.626	6.547	7.210
Second Quarter	8.192	5.887	6.104
Third Quarter	8.211	4.201	5.620
Fourth Quarter	8.871	5.643	6.299
2007
First Quarter	7.871	6.162	7.730
Second Quarter	8.191	6.655	6.773
Third Quarter	7.010	5.380	6.870
Fourth Quarter	8.637	6.761	7.483
2008
First Quarter (through March 20, 2008)	10.230	7.621	9.065

Daily Official Settlement Prices of Natural Gas January 1, 2003 to March 20, 2008

March 2008	Page 16

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Platinum (in U.S. dollars)	High	Low	Period End
2003
First Quarter	704.00	603.00	642.00
Second Quarter	685.00	603.00	667.00
Third Quarter	714.00	665.00	710.00
Fourth Quarter	840.00	710.00	813.00
2004
First Quarter	917.00	815.50	903.00
Second Quarter	936.00	767.00	793.00
Third Quarter	885.00	776.00	854.00
Fourth Quarter	884.00	821.50	859.00
2005
First Quarter	883.00	844.00	864.00
Second Quarter	897.00	853.00	884.00
Third Quarter	930.00	860.00	929.00
Fourth Quarter	1,012.00	914.00	965.00
2006
First Quarter	1,084.00	982.00	1,076.00
Second Quarter	1,331.00	1,070.00	1,226.00
Third Quarter	1,268.00	1,127.00	1,140.00
Fourth Quarter	1,355.00	1,053.00	1,118.00
2007
First Quarter	1,248.00	1,118.00	1,244.00
Second Quarter	1,329.00	1,235.00	1,273.00
Third Quarter	1,377.00	1,240.00	1,377.00
Fourth Quarter	1,544.00	1,353.00	1,530.00
2008
First Quarter (through March 20, 2008)	2,273.00	1,531.00	1,823.00

Daily Afternoon Fixing Prices of Platinum January 1, 2003 to March 20, 2008

March 2008	Page 17

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Soybeans (in U.S. cents)	High	Low	Period End
2003
First Quarter	589.50	549.00	574.50
Second Quarter	648.75	573.75	621.25
Third Quarter	683.25	532.50	677.25
Fourth Quarter	800.00	678.00	789.00
2004
First Quarter	1,055.75	787.50	995.00
Second Quarter	1,053.50	806.00	893.00
Third Quarter	979.50	560.00	560.00
Fourth Quarter	561.25	520.75	547.75
2005
First Quarter	681.00	499.50	627.50
Second Quarter	744.50	603.75	651.75
Third Quarter	723.00	557.50	573.25
Fourth Quarter	613.00	554.00	602.00
2006
First Quarter	621.00	562.00	571.50
Second Quarter	609.00	555.25	594.75
Third Quarter	608.50	527.25	547.50
Fourth Quarter	688.00	542.50	683.50
2007
First Quarter	783.75	653.50	761.25
Second Quarter	855.25	709.75	850.00
Third Quarter	1,009.00	799.25	991.25
Fourth Quarter	1,220.75	925.50	1,199.00
2008
First Quarter (through March 20, 2008)	1,544.50	1189.50	1,207.00

Daily Official Settlement Prices of Soybeans January 1, 2003 to March 20, 2008

March 2008	Page 18

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

WTI Crude Oil (in U.S. dollars)	High	Low	Period End
2003
First Quarter	37.83	26.91	31.04
Second Quarter	32.36	25.24	30.19
Third Quarter	32.39	26.96	29.20
Fourth Quarter	33.71	28.47	32.52
2004
First Quarter	38.18	32.48	35.76
Second Quarter	42.33	34.27	37.05
Third Quarter	49.90	38.39	49.64
Fourth Quarter	55.17	40.71	43.45
2005
First Quarter	56.72	42.12	55.40
Second Quarter	60.54	46.80	56.50
Third Quarter	69.81	56.72	66.24
Fourth Quarter	65.47	56.14	61.04
2006
First Quarter	68.35	57.65	66.63
Second Quarter	75.17	66.23	73.93
Third Quarter	77.03	60.46	62.91
Fourth Quarter	63.72	55.81	61.05
2007
First Quarter	66.03	50.48	65.87
Second Quarter	70.68	61.47	70.68
Third Quarter	83.32	69.26	81.66
Fourth Quarter	98.18	79.02	95.98
2008
First Quarter (through March 20, 2008)	110.33	86.99	101.84

Daily Official Settlement Prices of WTI Crude Oil January 1, 2003 to March 20, 2008

March 2008	Page 19

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Wheat (in U.S. cents)	High	Low	Period End
2003
First Quarter	337.00	279.25	286.75
Second Quarter	338.75	275.50	301.75
Third Quarter	383.50	298.25	360.25
Fourth Quarter	405.75	325.50	377.00
2004
First Quarter	422.75	355.00	408.00
Second Quarter	416.50	337.50	338.00
Third Quarter	341.00	299.50	306.75
Fourth Quarter	322.25	283.50	307.50
2005
First Quarter	368.00	287.75	331.00
Second Quarter	339.50	296.50	321.50
Third Quarter	352.25	301.50	346.25
Fourth Quarter	348.75	293.00	339.25
2006
First Quarter	376.00	322.50	347.75
Second Quarter	426.25	342.00	371.50
Third Quarter	445.50	359.75	443.00
Fourth Quarter	542.50	439.50	501.00
2007
First Quarter	489.50	438.00	438.00
Second Quarter	609.00	419.00	582.00
Third Quarter	939.00	569.50	939.00
Fourth Quarter	973.50	748.00	885.00
2008
First Quarter (through March 20, 2008)	1,280.00	882.50	987.50

Daily Official Settlement Prices of Wheat January 1, 2003 to March 20, 2008

March 2008	Page 20

Commodity-Linked Capital Protected Notes due December 7, 2012
Based on the Performance of a Basket of Ten Commodities

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for commodity-linked capital protected notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for commodity-linked capital protected notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for commodity-linked capital protected notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for commodity-linked capital protected notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

March 2008	Page 21